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                   COLUMBIA INTERMEDIATE TAX-EXEMPT BOND FUND

                              MANAGEMENT AGREEMENT

     AGREEMENT dated as of September 15, 2005, between COLUMBIA FUNDS TRUST IX, a Massachusetts business trust ("Trust"), with respect to COLUMBIA INTERMEDIATE TAX-EXEMPT BOND FUND ("Fund"), and COLUMBIA MANAGEMENT ADVISORS, INC., an Oregon corporation ("Advisor").

     In consideration of the promises and covenants herein, the parties agree as follows:

     1. The Advisor will manage the investment of the assets of the Fund in accordance with its prospectus and statement of additional information and will perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Trust. The Advisor may delegate its investment responsibilities to a sub-advisor.

     2. In carrying out its investment management obligations, the Advisor shall: (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable; (b) purchase and sell securities and other investments for the Fund in accordance with the procedures described in its prospectus and statement of additional information; and (c) report results to the Board of Trustees of the Trust.

     3. The Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

     4. The Fund shall pay the Advisor monthly a fee at the annual rate of 0.48% of the first $500 million of the average daily net assets of the Fund, 0.43% of the next $500 million, 0.40% of the next $500 million, 0.37% of the next $1.5 billion, 0.36% of the next $3 billion and 0.35% in excess of $6 billion.

     5. The Advisor may waive its compensation (and bear expenses of the Fund) to the extent that expenses of the Fund exceed any expense limitation the Advisor declares to be effective.

     6. This Agreement shall become effective as of the date of its execution, and (a) unless otherwise terminated, shall continue until September 14, 2006 and from year to year thereafter so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Advisor either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding shares of the Fund; (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Advisor on sixty days' written notice to the Trust.

     7. This Agreement may be amended in accordance with the 1940 Act.

     8. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares", "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

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     9. The Advisor shall maintain, keep current and preserve on behalf of the
Fund, in the manner required by the 1940 Act, records identified by the Trust from time to time. Advisor agrees to make such records available upon request to the Trust and its auditors during regular business hours at the Advisor's offices. Advisor further agrees that such records are the property of the Trust and will be surrendered to the Trust promptly upon request.

     10. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Advisor, or reckless disregard of its obligations and duties hereunder, the Advisor shall not be subject to any liability to the Trust or the Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

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                                        COLUMBIA FUNDS TRUST IX
                                        on behalf of COLUMBIA INTERMEDIATE
                                        TAX-EXEMPT BOND FUND


                                        By: /s/ Christopher L. Wilson
                                            ------------------------------------
                                            Christopher L. Wilson
                                            President


                                        COLUMBIA MANAGEMENT ADVISORS INC.


                                        By: /s/ Christopher L. Wilson
                                            ------------------------------------
                                            Christopher L. Wilson
                                            Senior Vice President

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.